Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2015 First-Quarter Results

Execution Delivers 6% Sales Growth and 14% Adjusted EBITDA Growth Versus Prior Year

•        Net Sales increased 6 percent to $2,221 million

•        Operating Income improved 44 percent to $167 million

•        Adjusted EBITDA increased 14 percent to $208 million

•        Adjusted Net Income per diluted share increased 94 percent to $0.33 (Net Income per diluted share of $1.21)

ATLANTA, GA — June 9, 2015 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $2.2 billion for the first quarter of fiscal 2015 ended May 3, 2015, an increase of $127 million, or 6 percent, as compared to the first quarter of fiscal 2014.  The company believes its sales performance represents growth of approximately 300 to 400 basis points in excess of its market growth estimate.

“I am very pleased with our solid first quarter performance. We delivered 6 percent sales growth, 14 percent Adjusted EBITDA growth and 94% Adjusted EPS growth,” stated Joe DeAngelo, CEO of HD Supply. “Despite adverse weather and a challenging environment, we remained focused on controllable execution to deliver profitable growth in excess of our market growth estimates while keeping our teams safe.”

Gross profit increased $46 million, or 8 percent, to $649 million for the first quarter of fiscal 2015 compared to $603 million for the first quarter of fiscal 2014. Gross profit was 29.2 percent of Net sales for the first quarter of fiscal 2015, up approximately 40 basis points from 28.8 percent of Net sales for the first quarter of fiscal 2014. The improvement in gross margin as a percentage of Net sales was primarily driven by category management initiatives and favorable product and services mix.

Operating income increased $51 million, or 44 percent, to $167 million for the first quarter of fiscal 2015 compared to $116 million for the first quarter of fiscal 2014. Operating income as a percentage of Net sales increased approximately 200 basis points during the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014. The improvement in operating income as a percentage of Net sales is a result of gross margin expansion, cost productivity initiatives and the Company’s ability to leverage fixed costs.

Adjusted EBITDA increased $25 million, or 14 percent, to $208 million for the first quarter of fiscal 2015 compared to $183 million for the first quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points to 9.4 percent in the first quarter of fiscal 2015 as compared to 8.7 percent in the first quarter of fiscal 2014. The increase in Adjusted EBITDA reflects the continued execution of initiatives to drive growth in excess of estimated market growth.

Net income for first quarter of fiscal 2015 was $242 million, as compared to a Net loss of $12 million for first-quarter of fiscal 2014.  Net income per diluted share was $1.21 in the first quarter of fiscal 2015, as compared to a net loss per diluted share of $0.06 in the first quarter of fiscal 2014.  First quarter fiscal 2015 Net income benefited from the final settlement of an IRS audit that effectively closed tax years 2007 and 2008, resulting in a $189 million non-cash tax credit.  Excluding the impact of the IRS settlement, Net income improved $65 million during the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014.

Adjusted net income increased $32 million to $66 million for the first quarter of fiscal 2015 as compared to an Adjusted net income of $34 million for the first-quarter of fiscal 2014.  Adjusted net income per diluted share was $0.33 in the first quarter of fiscal 2015, as compared to $0.17 in the first quarter of fiscal 2014.  The increase in Adjusted net income is primarily attributable to sales growth, gross margin expansion, the leverage of fixed costs and a reduction in interest expense.

As of May 3, 2015, HD Supply’s combined liquidity of approximately $1,215 million was comprised of $155 million in Cash and cash equivalents and $1,060 million of additional available borrowings under our Senior ABL Facility, based on qualifying inventory and receivables.

In accordance with Accounting Standard Codification 205-20, Discontinued Operations, the results of Hardware Solutions are classified as discontinued operations for all periods presented.

Business Unit Performance

Facilities Maintenance

Net sales increased $31 million, or 5 percent, to $635 million in the first quarter of fiscal 2015 as compared to $604 million in the first quarter of fiscal 2014.  Adjusted EBITDA increased $13 million, or 12 percent, to $122 million during the first quarter of fiscal 2015 as compared to $109 million in the first quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 120 basis points in the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014.

Waterworks

Net sales increased $19 million, or 3 percent, to $570 million in the first quarter of fiscal 2015 as compared to $551 million in the first quarter of fiscal 2014.  Adjusted EBITDA increased $4 million, or 10 percent, to $45 million during the first quarter of fiscal 2015 as compared to $41 million in the first quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 50 basis points in the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014.

Power Solutions

Net sales increased $38 million, or 8 percent, to $499 million in the first quarter of fiscal 2015 as compared to $461 million in the first quarter of fiscal 2014.  Adjusted EBITDA increased $3 million, or 17 percent, to $21 million during the first quarter of fiscal 2015 as compared to $18 million in the first quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 30 basis points in the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014.

Construction & Industrial - White Cap

Net sales increased $44 million, or 13 percent, to $388 million in the first quarter of fiscal 2015 as compared to $344 million in the first quarter of fiscal 2014.  Adjusted EBITDA increased $10 million, or 45 percent, to $32 million during the first quarter of fiscal 2015 as compared to $22 million in the first quarter of fiscal 2014.  Adjusted EBITDA as a percentage of Net sales increased approximately 180 basis points in the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014.

First-Quarter Monthly Sales Performance

Net sales for February, March and April were $630 million, $677 million and $914 million, respectively. There were 20 selling days in February, 20 selling days in March and 25 selling days in April. Average year-over-year daily sales growth for February, March and April were 6.6 percent, 5.8 percent and 5.9 percent, respectively.

Preliminary May Sales Results

Preliminary Net sales in May were $741 million which represents 7.6 percent growth versus prior year. There were 19 selling days in May. Preliminary May year-over-year average daily sales growth by business is Facilities Maintenance 7.1 percent, Waterworks 3.6 percent, Power Solutions 13.4 percent and Construction & Industrial - White Cap 10.0 percent.

Second-Quarter 2015 Outlook

The company anticipates Net sales in the second quarter of fiscal 2015 to be in the range of $2,500 million to $2,555 million, Adjusted EBITDA in the range of $268 million to $280 million, and Adjusted net income per diluted share in the range of $0.60 to $0.66. The second quarter fiscal 2015 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 201 million.

Fiscal 2015 First-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, June 9, 2015 at 8:00 a.m. (Eastern Time) to discuss its first quarter fiscal 2015 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of net income (loss) with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income (loss) and Adjusted net income (loss) per share referred to in this press release is included below under “—Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors. Through approximately 650 locations across 48 states and seven Canadian provinces, the company’s approximately 15,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K, for the fiscal year ended February 1, 2015, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data, unaudited

	Three Months Ended
	May 3, 2015	May 4, 2014
Net Sales	$2,221	$2,094
Cost of sales	1,572	1,491
Gross Profit	649	603
Operating expenses:
Selling, general and administrative	447	426
Depreciation and amortization	35	58
Restructuring	—	3
Total operating expenses	482	487
Operating Income	167	116
Interest expense	106	116
Loss on extinguishment & modification of debt	—	2
Other (income) expense, net	—	1
Income (Loss) from Continuing Operations Before Provision for Income Taxes	61	(3)
Provision (benefit) for income taxes	(181)	1
Income (Loss) from Continuing Operations	242	(4)
Income (loss) from discontinued operations, net of tax	—	(8)
Net Income (Loss)	$242	$(12)

Weighted Average Common Shares Outstanding (thousands)
Basic	195,347	192,859
Diluted	200,716	192,859

Basic Earnings Per Share(1):
Income (Loss) from Continuing Operations	$1.24	$(0.02)
Income (Loss) from Discontinued Operations	$—	$(0.04)
Net Income (Loss)	$1.24	$(0.06)

Diluted Earnings Per Share(1):
Income (Loss) from Continuing Operations	$1.21	$(0.02)
Income (Loss) from Discontinued Operations	$—	$(0.04)
Net Income (Loss)	$1.21	$(0.06)

(1)         May not foot due to rounding.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATION

Amounts in millions, except share and per share data, unaudited (CONTINUE)

	Three Months Ended
	May 3, 2015	May 4, 2014
Non-GAAP financial data:
Adjusted EBITDA	$208	$183
Adjusted Net Income (loss)	$66	$34

Weighted average common shares outstanding (in thousands)
Basic	195,347	192,859
Diluted	200,716	198,857
Adjusted Net Income (Loss) Per Share - Basic	$0.34	$0.18
Adjusted Net Income (Loss) Per Share - Diluted	$0.33	$0.17

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, unaudited

	May 3, 2015	February 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$155	$85
Receivables, less allowance for doubtful accounts of $15 and $16	1,166	1,088
Inventories	1,183	1,069
Deferred tax asset	11	9
Other current assets	60	47
Total current assets	2,575	2,298
Property and equipment, net	369	372
Goodwill	3,071	3,071
Intangible assets, net	192	200
Other assets	114	119
Total assets	$6,321	$6,060

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$887	$688
Accrued compensation and benefits	87	161
Current installments of long-term debt	—	34
Other current liabilities	201	252
Total current liabilities	1,175	1,135

Long-term debt, excluding current installments	5,361	5,223
Deferred tax liabilities	173	166
Other liabilities	110	296
Total liabilities	6,819	6,820

Stockholders’ equity (deficit):
Common stock, par value $0.01; 1 billion shares authorized; 198.5 million and 196.0 million shares issued and outstanding at May 3, 2015 and February 1, 2015, respectively	2	2
Paid-in capital	3,842	3,818
Accumulated deficit	(4,315)	(4,540)
Accumulated other comprehensive loss	(23)	(28)
Treasury stock, at cost, 0.1 million and 0.4 million shares at May 3, 2015 and February 1, 2015, respectively	(4)	(12)
Total stockholders’ equity (deficit)	(498)	(760)
Total liabilities and stockholders’ equity (deficit)	$6,321	$6,060

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, unaudited

	Three Months Ended
	May 3, 2015	May 4, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$242	$(12)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	36	63
Provision for uncollectibles	1	3
Non-cash interest expense	7	6
Payment of PIK interest & discounts upon extinguishment of debt	—	(1)
Loss on extinguishment & modification of debt	—	2
Stock-based compensation expense	5	5
Deferred income taxes	6	—
Other	(2)	1
Changes in assets and liabilities:
(Increase) decrease in receivables	(76)	(108)
(Increase) decrease in inventories	(112)	(108)
(Increase) decrease in other current assets	(14)	5
Increase (decrease) in accounts payable and accrued liabilities	66	22
Increase (decrease) in other long-term liabilities	(182)	3
Net cash provided by (used in) operating activities	(23)	(119)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(24)	(28)
Proceeds from sales of property and equipment	1	—
Net cash provided by (used in) investing activities	(23)	(28)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	19	20
Purchase of treasury shares	(8)	—
Borrowings of long-term debt	—	20
Repayments of long-term debt	(16)	(22)
Borrowings on long-term revolver debt	307	275
Repayments on long-term revolver debt	(188)	(85)
Debt issuance and modification costs	—	(3)
Other financing activities	—	(1)
Net cash provided by (used in) financing activities	114	204
Effect of exchange rates on cash and cash equivalents	2	1
Increase (decrease) in cash and cash equivalents	$70	$58
Cash and cash equivalents at beginning of period	85	115
Cash and cash equivalents at end of period	$155	$173

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, unaudited

	Facilities Maintenance	Waterworks	Power Solutions	Construction & Industrial - White Cap
Three Months Ended May 3, 2015
Net Sales	$635	$570	$499	$388
Adjusted EBITDA	122	45	21	32
Depreciation(i) & Software Amortization	12	2	2	6
Other Intangible Amortization	1		5	—
		1
Three Months Ended May 4, 2014
Net Sales	$604	$551	$461	$344
Adjusted EBITDA	109	41	18	22
Depreciation(i) & Software Amortization	12	2	1	4
Other Intangible Amortization	20	1	5	5

(i)                                    Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations

Reconciliation of Non-GAAP Measures

We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. In addition, we present Adjusted net income (loss) to measure our overall profitability as we believe it is an important measure of our performance. Adjusted net income (loss) is not a recognized term under GAAP and does not purport to be an alternative to Net income (loss) as a measure of operating performance. Adjusted net income (loss) is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, further adjusted for certain non-cash, non-recurring or unusual items, net of tax. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income (loss) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income (loss) from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for the second quarter of fiscal 2015 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Adjusted EBITDA and Adjusted net income (loss) have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income (loss) do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended
	May 3, 2015	May 4, 2014
Net income (loss)	$242	$(12)
Less income (loss) from discontinued operations, net of tax	—	(8)
Income (loss) from continuing operations	$242	$(4)
Interest expense	106	116
Depreciation and amortization (i)	36	59
Provision (benefit) for income taxes (ii)	(181)	1
Stock-based compensation	5	5
Restructuring (iii)	—	3
Loss on extinguishment & modification of debt (iv)	—	2
Costs related to secondary public offerings (v)	—	1
Adjusted EBITDA	$208	$183

(i)                                    Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(ii)                                During the three months ended May 3, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(iii)                            Represents the costs incurred for workforce reductions and branch closure or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iv)                              Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(v)                                  Represents the costs expensed in connection with the company’s public offerings.

Adjusted Net Income (Loss)

The following table presents a reconciliation of Net income (loss), the most directly comparable financial measure under U.S. GAAP, to Adjusted net income (loss) for the periods presented (amounts in millions):

	Three Months Ended
	May 3, 2015	May 4, 2014
Net income (loss)	$242	$(12)
Less income (loss) from discontinued operations, net of tax	—	(8)
Income (loss) from continuing operations	242	(4)
Provision (benefit) for income taxes (i)	(181)	1
Cash paid for income taxes	(3)	(1)
Amortization of acquisition-related intangible assets (other than software)	8	32
Loss on extinguishment & modification of debt (ii)	—	2
Restructuring (iii)	—	3
Costs related to public offerings (iv)	—	1
Adjusted net income (loss)	$66	$34

(i)                        During the three months ended May 3, 2015, the Company recorded a reduction in unrecognized tax benefits as a result of IRS and state audit settlements.

(ii)                    Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(iii)                Represents the costs incurred for workforce reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.

(iv)                  Represents the costs expensed in connection with the company’s public offerings.